As filed with the U.S. Securities and Exchange Commission on August 7, 2025

Registration No. 333-282985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Paramount Skydance Corporation

(Exact name of registrant as specified in its charter)

Delaware	4833	99-3917985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1515 Broadway

New York, New York

10036

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Ellison

c/o Paramount Skydance Corporation

1515 Broadway

New York, New York

10036

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charles K. Ruck, Esq.

Ian Nussbaum, Esq.

Max Schleusener, Esq.

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

(714) 540-1235

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (the “Registration Statement”), File No. 333-282985, of Paramount Skydance Corporation (f/k/a New Pluto Global, Inc.), a Delaware corporation (the “Registrant”), as amended, initially filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2024 and declared effective by the SEC on February 13, 2025. The Registration Statement registered shares of the Registrant’s Class B common stock, par value $0.001 per share, that will be issued in connection with a transaction agreement (the “Transaction Agreement”) that the Registrant entered into on July 7, 2024 with Paramount Global, a Delaware corporation (“Paramount”), Skydance Media, LLC, a California limited liability company (“Skydance”), Pluto Merger Sub, Inc., a Delaware corporation (“Paramount Merger Sub”), Pluto Merger Sub II, Inc., a Delaware corporation (“Paramount Merger Sub II”), Sparrow Merger Sub, LLC, a California limited liability company (“Skydance Merger Sub”), and the Upstream Blocker Holders (as defined in the Transaction Agreement) (solely with respect to certain sections of the Transaction Agreement as specified therein).

Pursuant to the Transaction Agreement, on August 6, 2025, Paramount Merger Sub merged with and into Paramount (the “Pre-Closing Paramount Merger”), with Paramount surviving the Pre-Closing Paramount Merger and becoming a wholly owned, direct subsidiary of the Registrant. On August 7, 2025, pursuant to the Transaction Agreement, (i) Paramount Merger Sub II merged with and into the Registrant (the “New Paramount Merger”), with the Registrant surviving the New Paramount Merger, (ii) immediately following the New Paramount Merger, each Upstream Blocker Holder transferred 100% of the issued and outstanding equity interests in certain blocker entities to the Registrant in exchange for shares of Class B common stock, par value $0.001 per share, of the Registrant (“Class B Common Stock”) (the “Blocker Contribution and Exchange”), and (iii) immediately following the Blocker Contribution and Exchange, Skydance Merger Sub merged with and into Skydance (such merger, the “Skydance Merger” and, together with the other transactions contemplated by the Transaction Agreement, including the Pre-Closing Paramount Merger, the New Paramount Merger and the Blocker Contribution and Exchange, the “Transactions”), with Skydance surviving the Skydance Merger and becoming a wholly owned subsidiary of the Registrant.

At the effective time of the Pre-Closing Paramount Merger (the “Pre-Closing Paramount Merger Effective Time”), (i) each issued and outstanding share of Class A common stock, par value $0.001 per share, of Paramount (the “Paramount Class A Common Stock”), other than any Pre-Closing Paramount Merger Cancelled Shares (as defined below), was converted into the right to receive one (1) share of Class A common stock, par value $0.001, of the Registrant (“Class A Common Stock,” together with the Class B Common Stock, the “Common Stock”), (ii) each issued and outstanding share of Class B common stock, par value $0.001 per share, of Paramount (“Paramount Class B Common Stock” and, together with the Paramount Class A Common Stock, the “Paramount Common Stock”), other than any Pre-Closing Paramount Merger Cancelled Shares, was converted into the right to receive one (1) share of Class B Common Stock and (iii) each share of Paramount Common Stock that was owned by Paramount as treasury stock and each share of Common Stock that was held directly by Paramount immediately prior to the Pre-Closing Paramount Merger Effective Time was cancelled for no consideration (collectively, the “Pre-Closing Paramount Merger Cancelled Shares”).

On August 7, 2025, at the effective time of the New Paramount Merger (the “New Paramount Merger Effective Time”), (i) each issued and outstanding share of Common Stock that was held directly or indirectly by Skydance or any wholly owned subsidiary of Skydance (collectively, the “Company Merger Cancelled Shares” and, together with the Pre-Closing Paramount Merger Cancelled Shares, the “Cancelled Shares”) were cancelled for no consideration; (ii) each issued and outstanding share of Class A Common Stock that was held by a Specified Stockholder (as defined in the Transaction Agreement) and was not a Cancelled Share remained issued and outstanding as a share of Class A Common Stock; (iii) each issued and outstanding share of Class A Common Stock (x) that was not held by a Specified Stockholder and was not a Cancelled Share and (y) with respect to which a cash election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement, was converted into the right to receive $23.00 per share in cash, without interest (the “Class A Cash Consideration”); (iv) each issued and outstanding share of Class A Common Stock (x) that was not held by a Specified Stockholder and was not a Cancelled Share and (y) with respect to which (A) a stock election was properly made and not revoked by the holder thereof prior to the New

Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement or (B) neither a cash or stock election was made by the holder thereof, was converted into the right to receive 1.5333 shares of Class B Common Stock (the “Class A Stock Consideration”); (v) each issued and outstanding share of Class B Common Stock that was held by a Specified Stockholder (as defined in the Transaction Agreement) or an Equity Investor (as defined in the Transaction Agreement) and was not a Cancelled Share remained issued and outstanding as a share of Class B Common Stock; (vi) each issued and outstanding share of Class B Common Stock (x) that was not held by a Specified Stockholder or an Equity Investor and was not a Cancelled Share and (y) with respect to which a cash election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement, subject to proration in accordance with the Transaction Agreement, was converted into the right to receive $15.00 per share in cash, without interest (the “Class B Cash Consideration”); and (vii) each issued and outstanding share of Class B Common Stock (x) that was not held by a Specified Stockholder or an Equity Investor and was not a Cancelled Share and (y) with respect to which (A) a stock election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement or (B) neither a cash or stock election was made by the holder thereof remained issued and outstanding as one (1) share of Class B Common Stock (the “Class B Stock Consideration” and together with the Class A Stock Consideration, the “Stock Consideration”).

The election results with respect to the form of consideration paid in connection with the New Paramount Merger were as follows:

•

Holders of approximately 7,188,075 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class A Cash Consideration;

•

Holders of approximately 228,260 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class A Stock Consideration;

•

Holders of approximately 1,786,131 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time made no election, and as such received Class A Stock Consideration;

•

Holders of approximately 469,241,289 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class B Cash Consideration;

•

Holders of approximately 17,059,865 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class B Stock Consideration; and

•

Holders of approximately 147,330,029 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time made no election, and as such received Class B Stock Consideration.

The elections to receive the Class B Cash Consideration were oversubscribed. As a result, the elections made by holders of Paramount Class B Common Stock for the Class B Cash Consideration were subject to a proration mechanism pursuant to the Transaction Agreement, such that only 285,889,212 shares of Class B Common Stock that elected to receive the Class B Cash Consideration (or approximately 0.60925910 multiplied by the number of shares of Class B Common Stock for which a cash election was properly made as calculated in accordance with the Transaction Agreement) were converted at the New Paramount Merger Effective Time into the right to receive the Class B Cash Consideration and the balance received Class B Stock Consideration and remained issued and outstanding as shares of Class B Common Stock following the Transactions as a result. In connection with the Transactions, (i) the aggregate Class A Cash Consideration payable is $165,325,716.33 and the aggregate Class B Cash Consideration payable is $4,288,338,180.00 and (ii) an aggregate of 318,818,445 shares of Class B Common Stock are issuable as Stock Consideration to former holders of Paramount Common Stock.

In connection with the consummation of the Transactions pursuant to the Transaction Agreement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on August 7, 2025.

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ David Ellison
David Ellison
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.